Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S‑8 of our report dated March 13, 2019 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Aratana Therapeutics, Inc.’s Annual Report on Form 10‑K for the year ended December 31, 2018.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
March 13,  2019